Corporate Policy Document No: CORP-018	Revision: 1.0
Effective Date: December 1, 2023
Executive Compensation Clawback Policy

Exhibit 97.1

PURPOSE:

CytomX Therapeutics, Inc. (the “Company”) has adopted this Executive Compensation Clawback Policy (the “Policy”) for recovery of Erroneously Awarded Compensation effective as of December 1, 2023 (the “Effective Date”). Capitalized terms used in this Policy but not otherwise defined herein are defined in the Definitions Section at the end of this Policy.

This Policy shall apply to Incentive-Based Compensation received on or after the Effective Date. For purposes of this Policy, the date on which Incentive-Based Compensation is “received” shall be determined under the Applicable Rules, which generally provide that Incentive-Based Compensation is “received” in the Company’s fiscal period during which the relevant Financial Reporting Measure is attained or satisfied, without regard to whether the grant, vesting or payment of the Incentive-Based Compensation occurs after the end of that period.

SCOPE:

This Policy shall apply to current and former Officers of the Company.

POLICY:

In the event that the Company is required to prepare a Restatement, the Company shall recover, reasonably promptly, the portion of any Incentive-Based Compensation that is Erroneously Awarded Compensation, unless the Committee has determined that recovery would be Impracticable. Recovery shall be required in accordance with the preceding sentence regardless of whether the applicable Officer engaged in misconduct or otherwise caused or contributed to the requirement for the Restatement and regardless of whether or when restated financial statements are filed by the Company. For clarity, the recovery of Erroneously Awarded Compensation under this Policy will not give rise to any person’s right to voluntarily terminate employment for “good reason,” or due to a “constructive termination” (or any similar term of like effect) under any plan, program or policy of or agreement with the Company or any of its affiliates.

CytomX Therapeutics Effective: December 1, 2023 Page 1

CORP-018

Corporate Policy Document No: CORP-018	Revision: 1.0
Effective Date: December 1, 2023
Executive Compensation Clawback Policy

Exhibit 97.1

PROCEDURES:

Manner of Recovery; Limitation on Duplicative Recovery

The Committee shall, in its sole discretion, determine the manner of recovery of any Erroneously Awarded Compensation, which may include, without limitation, reduction or cancellation by the Company or an affiliate of the Company of Incentive-Based Compensation or Erroneously Awarded Compensation, reimbursement or repayment by any person subject to this Policy of the Erroneously Awarded Compensation, and, to the extent permitted by law, an offset of the Erroneously Awarded Compensation against other compensation payable by the Company or an affiliate of the Company to such person. Notwithstanding the foregoing, unless otherwise prohibited by the Applicable Rules, to the extent this Policy provides for recovery of Erroneously Awarded Compensation already recovered by the Company pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 or Other Recovery Arrangements, the amount of Erroneously Awarded Compensation already recovered by the Company from the recipient of such Erroneously Awarded Compensation may be credited to the amount of Erroneously Awarded Compensation required to be recovered pursuant to this Policy from such person.

Administration

This Policy shall be administered, interpreted and construed by the Committee, which is authorized to make all determinations necessary, appropriate or advisable for such purpose. The Board of Directors of the Company (the “Board”) may re-vest in itself the authority to administer, interpret and construe this Policy in accordance with applicable law, and in such event references herein to the “Committee” shall be deemed to be references to the Board. Subject to any permitted review by the applicable national securities exchange or association pursuant to the Applicable Rules, all determinations and decisions made by the Committee pursuant to the provisions of this Policy shall be final, conclusive and binding on all persons, including the Company and its affiliates, equity holders and employees. The Committee may delegate administrative duties with respect to this Policy to one or more directors or employees of the Company, as permitted under applicable law, including any Applicable Rules.

Interpretation

This Policy will be interpreted and applied in a manner that is consistent with the requirements of the Applicable Rules, and to the extent this Policy is inconsistent with such Applicable Rules, it shall be deemed amended to the minimum extent necessary to ensure compliance therewith.

CytomX Therapeutics Effective: December 1, 2023 Page 2

CORP-018

Corporate Policy Document No: CORP-018	Revision: 1.0
Effective Date: December 1, 2023
Executive Compensation Clawback Policy

Exhibit 97.1

No Indemnification; No Liability

The Company shall not indemnify or insure any person against the loss of any Erroneously Awarded Compensation pursuant to this Policy, nor shall the Company directly or indirectly pay or reimburse any person for any premiums for third-party insurance policies that such person may elect to purchase to fund such person’s potential obligations under this Policy. None of the Company, an affiliate of the Company or any member of the Committee or the Board shall have any liability to any person as a result of actions taken under this Policy.

Application; Enforceability

Except as otherwise determined by the Committee or the Board, the adoption of this Policy does not limit, and is intended to apply in addition to, any other clawback, recoupment, forfeiture or similar policies or provisions of the Company or its affiliates, including any such policies or provisions of such effect contained in any employment agreement, bonus plan, incentive plan, equity-based plan or award agreement thereunder or similar plan, program or agreement of the Company or an affiliate or required under applicable law (the “Other Recovery Arrangements”). The remedy specified in this Policy shall not be exclusive and shall be in addition to every other right or remedy at law or in equity that may be available to the Company or an affiliate of the Company.

The Company may require each Officer to sign an acknowledgment of the Policy, evidencing such Officer’s agreement to be bound by the Policy; however, the failure to obtain such acknowledgment from an Officer shall not negate the application of this Policy to any such Officer.

Severability

The provisions in this Policy are intended to be applied to the fullest extent of the law; provided, however, to the extent that any provision of this Policy is found to be unenforceable or invalid under any applicable law, such provision will be applied to the maximum extent permitted, and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required under applicable law.

Amendment and Termination

The Board or the Committee may amend, modify or terminate this Policy in whole or in part at any time and from time to time in its sole discretion. This Policy will terminate automatically when the Company does not have a class of securities listed on a national securities exchange or association.

CytomX Therapeutics Effective: December 1, 2023 Page 3

CORP-018

Corporate Policy Document No: CORP-018	Revision: 1.0
Effective Date: December 1, 2023
Executive Compensation Clawback Policy

Exhibit 97.1

Definitions

“Applicable Rules” means Section 10D of the Exchange Act, Rule 10D-1 promulgated thereunder, the listing rules of the national securities exchange or association on which the Company’s securities are listed, and any applicable rules, standards or other guidance adopted by the Securities and Exchange

Commission or any national securities exchange or association on which the Company’s securities are listed.

“Committee” means the Compensation Committee of the Board responsible for executive compensation decisions comprised solely of independent directors (as determined under the Applicable Rules), or in the absence of such a committee, a majority of the independent directors serving on the Board.

“Erroneously Awarded Compensation” means the amount of Incentive-Based Compensation received by a current or former Officer that exceeds the amount of Incentive-Based Compensation that would have been received by such current or former Officer based on a restated Financial Reporting Measure, as determined on a pre-tax basis in accordance with the Applicable Rules.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Financial Reporting Measure” means any measure determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures derived wholly or in part from such measures, including GAAP, IFRS and non-GAAP/IFRS financial measures, as well as stock or share price and total equity holder return.

“GAAP” means United States generally accepted accounting principles.

“Impracticable” means (a) the direct costs paid to third parties to assist in enforcing recovery would exceed the Erroneously Awarded Compensation; provided that the Company (i) has made reasonable attempts to recover the Erroneously Awarded Compensation, (ii) documented such attempt(s), and (iii) provided such documentation to the relevant listing exchange or association, or (b) recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and the regulations thereunder.

“Incentive-Based Compensation” means, with respect to a Restatement, any compensation that is granted, earned, or vested based wholly or in part upon the attainment of one or more Financial Reporting

CytomX Therapeutics Effective: December 1, 2023 Page 4

CORP-018

Corporate Policy Document No: CORP-018	Revision: 1.0
Effective Date: December 1, 2023
Executive Compensation Clawback Policy

Exhibit 97.1

Measures and received by a person: (a) after beginning service as an Officer; (b) who served as an Officer at any time during the performance period for that compensation; (c) while the issuer has a class of its securities listed on a national securities exchange or association; and (d) during the applicable Three-Year Period.

“Officer” means each person who serves as an executive officer of the Company, as defined in Rule 10D‑1(d) under the Exchange Act.

“Restatement” means an accounting restatement to correct the Company’s material noncompliance with any financial reporting requirement under securities laws, including restatements that correct an error in previously issued financial statements (a) that is material to the previously issued financial statements or (b) that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

“Three-Year Period” means, with respect to a Restatement, the three completed fiscal years immediately preceding the date that the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare such Restatement, or, if earlier, the date on which a court, regulator or other legally authorized body directs the Company to prepare such Restatement. The “Three-Year Period” also includes any transition period (that results from a change in the Company’s fiscal year) within or immediately following the three completed fiscal years identified in the preceding sentence. However, a transition period between the last day of the Company’s previous fiscal year end and the first day of its new fiscal year that comprises a period of nine to 12 months shall be deemed a completed fiscal year.

CytomX Therapeutics Effective: December 1, 2023 Page 5

CORP-018

Corporate Policy Document No: CORP-018	Revision: 1.0
Effective Date: December 1, 2023
Executive Compensation Clawback Policy

Exhibit 97.1

Corporate Policy and Procedure Approval Sheet

Document Author: Lloyd Rowland, Senior Vice President, General Counsel

Originating Department: Legal

For new policies or revisions, check one of the following and complete the communication and/or training plan information.

FORMCHECKBOX New

FORMCHECKBOX Revision. Identify existing policy being revised and briefly state reason for revision:

FORMCHECKBOX Administrative Change. Check only if non-substantive, grammatical or typographical changes are needed

FORMCHECKBOX Inactivate

FORMCHECKBOX Communications/Training Plan for New Policy:

(Not needed for Administrative Change)

FORMCHECKBOX Working at CytomX Guidebook

FORMCHECKBOX Employee Curriculum with Quiz

FORMCHECKBOX E-Learning

FORMCHECKBOX Classroom Training

FORMCHECKBOX Other (provide description)

__Notification of executives subject to the policy ________________________

Approvals

/s/ Lloyd Rowland ________________ 10/2/2023________________

CytomX Therapeutics Effective: December 1, 2023 Page 6

CORP-018

Corporate Policy Document No: CORP-018	Revision: 1.0
Effective Date: December 1, 2023
Executive Compensation Clawback Policy

Exhibit 97.1

Lloyd Rowland, Sr. Vice President, General Counsel Date

/s/ Sean McCarthy ________________ 10/2/2023________________

Sean McCarthy, Chief Executive Officer Date

CytomX Therapeutics Effective: December 1, 2023 Page 7

CORP-018